UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 30, 2012

ELECTROMED, INC.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	001-34839	41-1732920
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

500 Sixth Avenue NW
New Prague, MN 56071

(Address of Principal Executive Offices)(Zip Code)

(952) 758-9299

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

The information in Item 8.01 is incorporated by reference into this Item 5.07 as if fully set forth herein.

Item 8.01	Other Events

On November 30, 2012, Electromed, Inc. (the “Company”) held its 2013 Annual Meeting of Shareholders (the “Annual Meeting”). Shareholders cast votes on the following three proposals, as described in the Company’s Proxy Statement:

1) To set the number of directors at six (6).

2) To elect the following six (6) director nominees named in the Proxy Statement: Stephen H. Craney, Dr. George H. Winn, Thomas M. Hagedorn, Craig N. Hansen, Darrel L. Kloeckner, and William V. Eckles.

3) To ratify the appointment of McGladrey LLP as the Company’s independent registered public accountant for the Company’s 2013 fiscal year.

At the Annual Meeting, a shareholder nominated two additional individuals for election to the Board of Directors of the Company (the “Board”): Dr. Ann M. Hoven and James Schollett. As a result, there were eight nominees for election to the Board at the Annual Meeting, of which the six nominees (or seven nominees in the event proposal one is not approved as the size of the Company’s Board of Directors is currently set at seven) receiving the greatest number of votes cast relative to the votes cast for the other nominees would be elected to serve on the Board. A number of shareholders subsequently cast votes in person at the Annual Meeting.

Due to these events, the Company is currently unable to ascertain if either proposal one or proposal three was approved or determine the identity of the individuals elected to the Board at the Annual Meeting. The Company will provide final voting results once such results have been tabulated and verified.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Electromed, Inc.

Date: December 5, 2012	By	/s/ Jeremy Brock
	Name:	Jeremy Brock
	Title:	Chief Financial Officer